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                                                                  EXHIBIT (b)(2)

         WAIVER NO. 1 (this "Waiver"), dated as of February 18, 1998, with respect to the Credit Agreement dated as of November 1, 1996, as amended and restated as of November 21, 1997 (the "Credit Agreement"), among International Home Foods, Inc. (the "Borrower"), the Lenders parties thereto, Morgan Stanley Senior Funding, Inc., as Documentation Agent, Bankers Trust Company, as Syndication Agent, and The Chase Manhattan Banker, as Administrative Agent. Unless otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement are so used as so defined.

                              W I T N E S S E T H:

         WHEREAS, the Borrower intends to make a tender offer (the "Tender Offer") to acquire all of the outstanding common stock ("Tender Stock") of a publicly traded manufacturer of private label cereal and other food products ("Private Label"), which investment shall be made, subject to the modifications described below, pursuant to Section 7.8(p) of the Credit Agreement;

         WHEREAS, in connection therewith, the Borrower has requested the Administrative Agent, on behalf of the Lenders, to enter into this Waiver, and the Administrative Agent is willing to do so subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         I. WAIVERS. The parties hereto hereby waive compliance by the Borrower with (a) any provision of Section 4.11 of the Credit Agreement that would prohibit proceeds of the Loans from being used to finance the Tender Offer, (b) until the consummation of the Private Label Merger (as defined below), any provision of Section 6.10 of the Credit Agreement that would require Tender Stock or any assets of Private Label or any of its Subsidiaries to become Collateral or that would require Private Label or any of its Subsidiaries to become a Subsidiary Guarantor and (c) the 80% minimum investment requirement in
Section 7.8(p) of the Credit Agreement insofar as it would prohibit the Borrower from acquiring Tender Stock or consummating the Private Label Merger; provided, that (i) after giving effect to the initial purchase of Tender Stock, the Borrower shall directly or indirectly own a majority of the common stock of Private Label, (ii) the requirements described in clauses (i) through (iv) of
Section 7.8(p) of the Credit Agreement shall continue to be applicable to the purchase of Tender Stock (except that the amount described in clause (ii)(y), both at the time of any purchase of Tender Stock and at the time of consummation of the Private Label Merger, need not be more than $20,000,000), (iii) while the Tender Stock constitutes margin stock (as defined in Regulation U of the Board), margin stock owned by the Borrower or any of its Subsidiaries that is subject to the provisions of Section 7 (including Section 7.3) of the Credit Agreement shall not at any time represent more than 25% of the aggregate value (determined in accordance with Regulation U), on a consolidated basis, of all of the assets of the Borrower and its Subsidiaries that are subject to the provisions of
Section 7 (including Section 7.3) of the Credit Agreement, (iv) the Borrower shall acquire all of the outstanding common stock of Private Label by means of a merger of a Wholly Owned Subsidiary of the Borrower into Private Label (the "Private Label Merger") as promptly as practicable after it is able to do so in accordance with applicable law and (v) concurrently with the Private Label Merger, (x) the Tender Stock shall cease to constitute margin stock and (y) Private Label and its Subsidiaries shall each become direct or indirect Wholly



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Owned Subsidiaries of the Borrower. Failure to comply with any of the conditions described in the preceding provisio shall constitute an Event of Default under the Credit Agreement.

         II.      MISCELLANEOUS

                  1. Conditions to Effectiveness. This Waiver shall become effective on the date on which (a) the Administrative Agent shall have received from the Required Lenders executed Lender Consent Letters (or facsimile transmissions thereof) consenting to the execution of this Waiver by the Administrative Agent on behalf of such Lenders and (b) the Administrative Agent shall have received a counterpart hereof (or a facsimile transmission thereof) executed by the Borrower.
                  2. Representations and Warranties. The Borrower hereby represents and warrants as of the date hereof that, after giving effect to this Waiver, (a) each of the representations and warranties made by it in the Credit Agreement and the other Loan Documents to which it is a party is true and correct in all material respects on and as of such date as if made on and as of such date and (b) no Default or Event of Default has occurred and is continuing as of such date.

                  3. No Change. Except as expressly provided herein, this Waiver shall not modify or amend any term or provision of the Credit Agreement, and each term and provision of the Credit Agreement shall remain in full force and effect.

                  4. Counterparts. This Waiver may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  5. GOVERNING LAW. THIS WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS WAIVER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                  IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                               INTERNATIONAL HOME FOODS, INC.

                               By  /s/ LYNNE M. MISERICORDIA
                                 -----------------------------------------------
                                       Title: Treasurer

                               THE CHASE MANHATTAN BANK, as Administrative Agent

                               By  /s/ KAREN SHARF
                                 -----------------------------------------------
                                       Title: Vice President




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